                                                         EX-99.B(6)(b)



                     FORM OF PARTICIPATING DEALER AGREEMENT

                        _________________________, 198__



Gentlemen:


          Alex. Brown & Sons Incorporated ("Alex. Brown"), a Maryland corporation, serves as Distributor (the "Distributor") of the Total Return U.S. Treasury Fund, Inc., a Maryland corporation (the "Fund") for its Flag Investors Class of Shares (the "Flag Investors Shares"). The Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Fund is offering the Flag Investors Shares to the public in accordance with the terms and conditions contained in the Prospectus of the Fund. (The term "Prospectus" as used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the registration statement under the Securities Act of 1933 (the "Securities Act")). In connection with the foregoing you may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Flag Investors Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:


                  1. Participating Dealer. You are hereby designated a Participating Dealer and are authorized to (i) accept orders for the purchase of Flag Investors Shares, and transmit to the Fund such orders and the payment made therefore, (ii) accept orders for the redemption of Flag Investors Shares, and transmit to the Fund such orders and all additional material, including any Flag Investors Share certificates, as may be required to complete the redemption, and
(iii) assist shareholders with the foregoing and other matters relating to their investments in the Fund, in each case subject to the terms and conditions set forth in the Prospectus. You are to review each Flag Investors Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased shares and who use your facilities to communicate with the fund or to effect redemptions or additional purchases of the Flag Investors Shares.

                  2. Limitation of Authority. No person is authorized to make any representations concerning the Fund or the Flag Investors Shares except those contained in the Prospectus and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to the Fund without the prior written approval of the Distributor.

                  3. Compensation. As compensation for your services hereunder, the Distributor will pay you (i) applicable sales commissions as set forth in the Prospectus of the Fund and (ii) a shareholder processing and servicing fee computed at an annual rate of .25% of average daily net assets maintained by your customers in Shareholder accounts in the Fund, provided that said assets are at least $250,000. Shareholders must be listed as your customers in the records of the Fund for you to receive compensation for amounts held in the accounts of such Shareholders. You will look solely to the Distributor for payment hereunder and the Fund shall have no direct responsibility for any compensation. Payments due hereunder shall be made no less frequently than annually. Sales commissions are subject to change without notice by us and will comply with any changes in regulatory requirements. You agree that you will not combine customer orders to reach breakpoints in sales commissions for any purposes whatsoever unless authorized by the then current Prospectus or by us in writing. In determining the amounts payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and the provisions of this Agreement.

                  4. Prospectus and Reports. You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Flag Investors Shares. You further agree to deliver, upon our request, copies of any amended Prospectus to purchasers whose Flag Investors Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Fund. We agree to furnish to you as many copies of the Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

                  5. Qualification to Act. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. You agree that you will not offer Flag Investors Shares to persons in any jurisdiction in which you may not lawfully ask such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction.

                  6. Customer Fees. You represent, (a) that you will provide a schedule of fees charged by you to persons who purchase Flag Investors Shares from you to all such persons, and (b) that the compensation paid to you under
Section 5 of this Agreement, together with any other compensation paid to you by persons who purchase Flag Investors Shares from you will not be excessive or unreasonable under the laws and instruments governing your relationship with such persons.

                  7. Blue Sky. The Fund has registered an indefinite number of Flag Investors Shares under the Securities Act. The Fund intends to register or qualify in all states where registration or qualification is required, with the exception of _______________. Upon application to us, we will inform you as to the states or other jurisdictions in which we believe the Flag Investors Shares have been qualified for sale under, or are exempt from the requirements of the respective securities laws of such states, but we assume no responsibility or obligation as to your right to sell Flag Investors Shares in any jurisdiction. We will file with the Department of State in New York a Further State Notice with respect to the Flag Investors Shares, if necessary.

                  8. Authority of Fund. The Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of the Flag Investors Shares, including the right not to accept any order for the purchase of Flag Investors Shares.

                  9. Record Keeping. You will (i) maintain all records required by law to be kept by you relating to transactions in Flag Investors Shares and upon request by the Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations, and
(ii) promptly notify the Fund if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

                  10. Liability. The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it hereunder. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                  11. Termination. This agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This agreement may also be terminated at any time without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not "interested persons" (as such phrase is defined in the Investment Company Act), and have no direct or indirect financial interest in the operation of the Participating Dealer Agreement between the Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

                  12. Communications. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.

                                        ALEX. BROWN & SONS
                                        INCORPORATED


                                        ------------------------------
                                        (Authorized Signature)


Confirmed and accepted:

         Firm Name: _______________________

         By: ______________________________

         Address: _________________________

         Date: ___________________________